                                                                   Exhibit 4.3.2
                           SECOND AMENDMENT AGREEMENT

          SECOND AMENDMENT AGREEMENT (this "Amendment"), dated as of September 24, 1993, among ROHR, INC. (together with its successors and assigns, the "Company"), and each of the holders of Notes whose name appears on the signature pages hereof (individually, a "Holder" and, collectively, the "Holders").

                                   RECITALS:

          WHEREAS, the Company issued its 9.35% Senior Notes due January 29, 2000, pursuant to those certain several identical Note Agreements, each dated as of January 15, 1990, between the Company and the Purchasers identified on Annex 1 thereto; and

          WHEREAS, such Note Agreements were amended by that certain Amendment Agreement, dated as of June 30, 1993 (such Note Agreements, as amended by such Amendment Agreement, collectively being the "Existing Note Agreement"); and

          WHEREAS, the Company has requested the Holders to modify certain terms of the Existing Note Agreement; and

          WHEREAS, the Holders are agreeable to such modifications and such amendments, on the terms and conditions hereinafter set forth;

          NOW THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.        DEFINITIONS.

          Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings ascribed to them in the Existing Note Agreement.

2.        AMENDMENTS.

          Paragraph 10B of the Existing Note Agreement shall be amended by amending and restating Subparagraph (ii)(f) of the definition of "Consolidated Net Income Available for Fixed Charges" to read as follows:

          "(f) in the case of any such period that includes the fiscal month ending May 2, 1993, the provisions and charges, not in excess of $38,000,000 in the aggregate, established by the Company in the third quarter of Fiscal Year 1993; and".

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3.   CONDITIONS TO EFFECTIVENESS.

     The amendment set forth in Paragraph 2 shall become effective only upon the satisfaction in all respects of the conditions set forth below:

     3A. The Required Holders and the Company shall have executed and delivered to each other this Amendment and the Existing Note Agreement, as amended hereby, shall be in full force and effect.

     3B. The definition of "Consolidated Net Income Available for Fixed Charges" in the Note Agreement, dated as of December 21, 1992, between the Company and the note holders party thereto, as amended through June 30, 1993, shall have been amended in substantially the same manner as set forth in Paragraph 2 hereof.

     3C. The definition of "Net Income Available for Fixed Charges" in the Credit Agreement, dated as of April 26, 1989, between the Company and the other parties thereto, as amended through July 9, 1993 (the "Credit Agreement"), shall have been amended in substantially the same manner as set forth in Paragraph 2 hereof.

     3D. The definition of "Net Income Available for Fixed Charges" incorporated from the Credit Agreement into the Sublease Agreement, dated as of September 14, 1992, between the Company and State Street Bank and Trust Company of California, National Association, and W. Jeffrey Kramer, not in an individual capacity but solely as owner trustees under a trust for the benefit of General Electric Capital Corporation, as amended through July 9, 1993, shall have been effectively amended in substantially the same manner as set forth in Paragraph 2 hereof.

4.   COSTS AND EXPENSES.

     The Company shall pay all out-of-pocket expenses of the Holders in connection with the negotiation, preparation, execution and delivery of this Amendment, including, without limitation, all the fees and expenses of special counsel engaged by the Holders in connection therewith.

5.   MISCELLANEOUS.

     5A. All provisions of this Amendment by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective successors and assigns hereunder.

     5B. This Amendment may be executed in one or more counterparts, all of which taken together shall constitute a single instrument.

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     5C.  THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND
THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE
OF NEW YORK.

     5D. Except as expressly provided herein, (i) no other terms and provisions of the Existing Note Agreement shall be modified or changed by this Amendment and (ii) the terms and provisions of the Existing Note Agreement shall continue in full force and effect. The Company hereby acknowledges and reaffirms all of its obligations and duties under the Existing Note Agreement, as amended by this Amendment, and under the Notes, as amended to date, issued thereunder.

     5E. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     5F. This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year fist above written.

                              ROHR, INC.



                              By:   /s/ R.W. Madsen
                                    ---------------------------------
                                    Name:     R.W. Madsen
                                    Title:    Vice President,
                                              General Counsel
                                              and Secretary


THE PRUDENTIAL INSURANCE COMPANY OF AMERICA



By:  /s/ Dennis B. Murphy
     ---------------------------------
     Name:
     Title:

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CONNECTICUT GENERAL LIFE INSURANCE COMPANY
CIGNA PROPERTY AND CASUALTY INSURANCE COMPANY
INSURANCE COMPANY OF NORTH AMERICA
LIFE INSURANCE COMPANY OF NORTH AMERICA
CONGEN TWO & CO.

THESE ENTITIES ARE EITHER THE REGISTERED OWNERS OF ONE OR MORE OF THE SECURITIES PERTAINING HERETO OR ARE BENEFICIAL OWNERS OF ONE OR MORE OF SUCH SECURITIES OWNED BY AND REGISTERED IN THE NAME(S) OF NOMINEES FOR THESE ENTITIES.

BY CIGNA INVESTMENTS, INC.



  By /s/ Stephen L. Roberts
     --------------------------------
     Name:  Stephen L. Roberts
     Title: Vice President


PRINCIPAL MUTUAL LIFE INSURANCE COMPANY



By:
    ---------------------------------
    Name:
    Title:

By:
    ---------------------------------
    Name:
    Title:


SUN LIFE ASSURANCE COMPANY OF CANADA



By /s/ L. Brock Thomson
   ----------------------------------
   Name:   L. Brock Thomson
   Title:  Assistant Vice President - For President


By /s/ Margaret S. Mead
   ----------------------------------
   Name:   Margaret S. Mead
   Title:  Assitant Vice President and Counsel - For
           Secretary


SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)



By /s/ L. Brock Thomson
   ----------------------------------
   Name:   L. Brock Thomson
   Title:  Treasurer

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